Exhibit 10.4

AMENDMENT TO

GUARANTY BANCORP 2005 STOCK INCENTIVE PLAN

Amendment, dated October 28, 2008 (the “Amendment”), to the Guaranty Bancorp 2005 Stock Incentive Plan (the “Plan”).

WHEREAS, Guaranty Bancorp (the “Company”) has adopted the Plan;

WHEREAS, in order to avoid certain adverse federal income tax consequences to holders of certain awards under the Plan as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Company desires to implement certain amendments to the Plan; and

WHEREAS, the Plan authorizes the Board of Directors of the Company to amend or revise the terms of the Plan, except in certain respects not relevant hereto.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  Clause (ix) of Section 3(b) is deleted in its entirety and clauses (x) through (xiii) are renumbered accordingly.

2.  Renumbered clause (xi) of Section 3(b) is amended in its entirety to read as follows:

(xi) to interpret and administer the terms of the Plan to comply with all Tax rules and regulations or any other applicable law and, to the extent the Administrator deems that it is reasonable to do so, to cause any Award that is intended to be exempt from Section 409A of the Code to continue to be so exempt;

3.  Section 14 shall be amended to add the following sentence to the end thereto to read as follows:

Notwithstanding the foregoing, to the extent an Award is determined to constitute a “deferral of compensation” within the meaning of Section 409A, any such subsequent deferral shall be made in accordance with the terms of Code Section 409A(a)(4)(C) and the regulations promulgated thereunder.

4.  A new Section 25 of the Plan is added to read as follows:

25.  Code Section 409A.  Notwithstanding anything to the contrary in this Plan or elsewhere, if a Grantee or Optionee is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award provided for in this Plan or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Grantee or Optionee to “additional tax”, interest or penalties under Section 409A of the Code, then any such payment or benefit that is payable during the first six months following the Grantee’s or Optionee’s “separation from service” shall be paid or provided to the Grantee or Optionee on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at his or her death.  In addition, any payment, delivery, settlement or exercise of an Award upon a termination of Service that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid, delivered, settled or exercised upon a “separation from service”.

Section 5.               Effectiveness of Amendment.  This Amendment shall become effective as of January 1, 2009.

Section 6.               Definitions.  Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.

Section 7.               Other Provisions Unaffected.  Except as modified by this Amendment, the existing provisions of the Plan shall remain in full force and effect.